FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS

Secaucus, New Jersey - November 20, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today reported financial results for the third quarter and fiscal year-to-date ended November 1, 2008. Results from continuing operations for the third quarters and fiscal year-to-date periods ended November 1, 2008 and November 3, 2007 are based on The Children’s Place business only. The Disney Store North America (“DSNA”) business has been classified as a discontinued operation in accordance with generally accepted accounting principles (“GAAP”) reflecting the Company’s exit of the business.

Third Quarter

•	Net sales from continuing operations for the third quarter increased 5% to $450.6 million, compared to $430.6 million in the third quarter of 2007.
•	Comparable store sales increased 2% in the third quarter of 2008 on top of a 1% increase for the same period last year.
•
Income from continuing operations after tax was $28.4 million, or $0.96 earnings per share, in the third quarter of 2008, compared to $14.9 million, or $0.51 per share, in the third quarter of 2007. The Company’s third quarter income from continuing operations included several items which the Company deems to be unusual or one-time in nature, including:

•	In the third quarter of 2008, income of $5.9 million pre-tax, primarily from transition services being provided to the acquirer of the DSNA business; and
•
In the third quarter of 2007, severance expense of $4.0 million pre-tax, professional and legal fees of $2.3 million pre-tax associated with the Company’s 2006 stock option investigation and related restatements, stock option tolling expense of $0.3 million pre-tax and fees for the review of strategic alternatives of $0.1 million pre-tax.

•
Excluding the unusual or one-time items mentioned above from the third quarters of both years, adjusted income from continuing operations after tax was $24.9 million, or $0.84 earnings per share, in the third quarter of 2008, compared to $19.4 million, or $0.66 per share, in the third quarter of 2007. The third quarter income from continuing operations excluding these items is a non-GAAP measure. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation of income from continuing operations as reported is included in this press release in Table 3.

•
Net income, including the impact of discontinued operations, was $24.1 million in the third quarter of 2008, or $0.81 earnings per share, compared to $12.3 million, or $0.42 per share, for the same period last year.

•	During the third quarter, the Company opened 19 stores and closed one.

-more-

PLCE - Third Quarter 2008 Financial Results

Fiscal Year-to-Date
•	Net sales from continuing operations increased 10% to $1,188.9 million, for fiscal year-to-date 2008, compared to $1,077.1 million for the same period of 2007.
•	Comparable store sales increased 5% year-to-date 2008 on top of a 1% increase for the same period last year.
•	Income from continuing operations after tax was $50.6 million, or $1.72 earnings per share, year-to-date 2008, compared to $14.2 million, or $0.49 per share, for the same period last year.
•
Excluding the unusual or one-time items from both years, income from continuing operations after tax was $44.7 million, or $1.52 earnings per share, year-to-date 2008, compared to $22.1 million, or $0.74 per share, for the same period last year. As previously noted, this is a non-GAAP measure which the Company is providing as a supplemental disclosure.

•
Net income, including the impact of discontinued operations, was $43.6 million, or $1.48 earnings per share, year-to-date 2008, compared to a loss of $1.1 million, or $0.04 loss per share, for the same period last year.

•	Year-to-date, the Company opened 22 stores and closed six.

Chuck Crovitz, Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., commented, “We were pleased with our sales and earnings growth during the third quarter, in spite of the weakening economic conditions and reduced shopper traffic. We believe our positive results are attributable to the strength of The Children’s Place brand - which offers great color, outfitting and fashion at a tremendous value - as well as the many actions the Company has taken over the past year to reduce inventory levels, right-size our cost structure, strengthen the balance sheet and refocus efforts on our core The Children’s Place brand.

“We believe The Children’s Place is uniquely well-positioned for this economy as we offer parents the fashion and value they are looking for, coupled with an excellent customer experience to help expedite and simplify their holiday shopping. However, we expect this holiday season to be a very challenging one as the macroeconomic environment remains weak and is impacting consumers’ purchasing power.”

The Children’s Place will host a conference call to discuss its third quarter results today at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing 1-800-894-5910 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on November 27, 2008. To access the replay, dial 1-800-753-9146, or you may listen to the audio archive on the Company’s website.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of November 1, 2008, the Company owned and operated 920 stores and an online store at www.childrensplace.com.

-more-

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its report on Form 10-K. The following risks and uncertainties could cause actual results, events and performance to differ materially: the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risk resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, and risks and uncertainties relating to the Company’s strategic review. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:	The Children’s Place Retail Stores, Inc.
Susan Riley, EVP, Finance & Administration, (201) 558-2400
Jane Singer, VP, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	Nov. 1, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007

Net sales	$450,623	$430,572	$1,188,864	$1,077,065
Cost of sales	254,239	258,251	692,839	659,326
Gross profit	196,384	172,321	496,025	417,739
Selling, general and administrative expenses	126,716	131,004	351,919	347,998
Asset impairment charge	954	947	1,081	1,582
Depreciation and amortization	17,791	17,063	53,152	46,814
Income from continuing operations before interest and taxes	50,923	23,307	89,873	21,345
Interest income (expense), net	(1,912)	(796)	(2,803)	632
Income from continuing operations before income taxes	49,011	22,511	87,070	21,977
Provision for income taxes	20,563	7,586	36,466	7,789
Income from continuing operations net of income taxes	28,448	14,925	50,604	14,188
(Loss) from discontinued operations net of income taxes	(4,391)	(2,622)	(7,018)	(15,262)
Net income (loss)	$24,057	$12,303	$43,586	$(1,074)

Basic income from continuing operations per common share	$0.97	$0.51	$1.73	$0.49
(Loss) from discontinued operations per common share	(0.15)	(0.09)	(0.24)	(0.52)
Basic net income (loss) per common share	$0.82	$0.42	$1.49	$(0.04)*
Basic weighted average common shares outstanding	29,364	29,084	29,173	29,084

Diluted income from continuing operations per common share	$0.96	$0.51	$1.72	$0.49
(Loss) from discontinued operations per common share	(0.15)	(0.09)	(0.24)	(0.52)
Diluted net income (loss) per common share	$0.81	$0.42	$1.48	$(0.04)*
Diluted weighted average common shares and common shares equivalents outstanding	29,726	29,357	29,440	29,084

* Does not add due to rounding.

Note: All periods presented above reflect the exit of the DSNA business, which has been classified as a discontinued operation in accordance with GAAP. Continuing operations, as presented above, includes the operations of The Children’s Place business only.

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	November 1, 2008	February 2, 2008	November 3, 2007

Current assets:

Cash and investments	$185,980	$81,626	$108,291
Accounts receivable	24,213	41,143	43,686
Inventories	232,776	196,606	263,301
Other current assets	104,218	92,910	97,003
Restricted assets in bankruptcy estate of subsidiary	78,971	--	--
Current assets held for sale	--	98,591	135,312
Total current assets	626,158	510,876	647,593

Property and equipment, net	336,921	354,141	374,432
Other assets, net	83,230	128,357	84,582
Non-current assets held for sale	--	4,163	76,065
Total assets	$1,046,309	$997,537	$1,182,672

Current liabilities:

Revolving credit facility	$--	$88,976	$108,886
Short term portion of term loan	30,000	--	--
Accounts payable	79,913	80,807	163,934
Accrued expenses and other current liabilities	123,179	140,712	166,602
Liabilities of the bankrupt estate of subsidiary	107,767	--	--
Total current liabilities	340,859	310,495	439,422

Long term portion of term loan	55,000	--	--
Other liabilities	140,984	214,809	207,417
Total liabilities	536,843	525,304	646,839

Stockholders’ equity	509,466	472,233	535,833

Total liabilities and stockholders’ equity	$1,046,309	$997,537	$1,182,672

Note: The balance sheet as of November 1, 2008, reflects DSNA restricted assets available to settle its liabilities through bankruptcy. “Assets held for sale” on the February 2, 2008 and November 3, 2007 balance sheets reflect the assets sold to an affiliate of The Walt Disney Company. The remaining assets and liabilities of the Disney Store business are reflected in their respective balance sheet categories on the February 2, 2008 and November 3, 2007 balance sheets.

Table 3
THE CHILDREN’S PLACE RETAIL STORES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP
(In millions, except per share amounts)
(Unaudited)

	Third Quarter Ended		Year-to-Date Ended
	Nov. 1, 2008	Nov. 3, 2007	Nov. 1, 2008	Nov. 3, 2007

Income from continuing operations net of income taxes	$28.4	$14.9	$50.6	$14.2

Significant one-time items pre-tax:
Net transition services (income)	(5.7)	--	(11.1)	--
Sale of store lease (income)	--	--	(2.3)	--
Tolling of stock options	--	0.3	--	2.0
Severance expense for former CEO	--	4.0	--	4.0

Professional fees:
Legal fee recovery (income)	(0.2)	--	(0.2)	--
Stock option/special investigation fees	--	2.3	1.3	5.6
Strategic alternatives review	--	0.1	2.4	0.1

Aggregate (income) expense from significant items	(5.9)	6.7	(9.9)	11.7
Income tax provision for significant items	2.4	(2.2)	4.0	(3.8)

Adjusted (income) expense from significant items after taxes	(3.5)	4.5	(5.9)	7.9

Adjusted income from continuing operations net of income taxes	$24.9	$19.4	$44.7	$22.1

GAAP income from continuing operations per common share	$0.96	$0.51	$1.72	$0.49

Adjusted income from continuing operations per common share	$0.84	$0.66	$1.52	$0.74

###